EXHIBIT 10.1

STEPAN COMPANY

MANAGEMENT INCENTIVE PLAN

(As Amended and Restated

Effective as of January 1, 2005)

SECTION 1

General

1.1 History and Effective Date. STEPAN COMPANY, a Delaware corporation (known as Stepan Chemical Company prior to January 1, 1984, and referred to herein as the “Company”), has previously established an incentive compensation plan known as the STEPAN COMPANY MANAGEMENT INCENTIVE PLAN (known as Stepan Chemical Company Management Incentive Plan prior to January 1, 1984) (the “Plan”). The Plan was previously amended and restated effective as of January 1, 1992. The following provisions constitute an amendment and restatement and continuation of the Plan as amended from time to time and as in effect immediately prior to January 1, 2005, the Effective Date of the Plan as set forth herein.

The Plan is intended to comply with the requirements of Sections 409A(a)(2) through (4) of the Internal Revenue Code of 1986, as amended (the “Code”), and any applicable regulations or other generally applicable official guidance issued thereunder, and shall be interpreted for all purposes in accordance with this intent.

1.2 Purpose. The Plan is designed to assist the Company in attracting and retaining qualified persons in executive and other managerial positions and to provide them an additional incentive to contribute to the success of the Company.

1.3 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation and Development Committee (the “Committee”) of the Board of Directors of the Company (the “Board of Directors”). Except as otherwise expressly provided herein, the Committee shall have the full authority to interpret and construe the provisions of the Plan, to remedy ambiguities, inconsistencies or omissions of whatever kind, to prescribe, amend and rescind such rules and regulations as, in its opinion, may be necessary or appropriate for the proper and efficient administration of the Plan, and to determine conclusively all questions arising under the Plan. It is intended that the Committee shall have the maximum authority and discretion allowed by law with respect to any and all of its duties and responsibilities relating to the Plan. Any interpretation of the Plan, and any decision on any matter within the discretion of the Committee affecting the Plan that is made by the Committee in good faith, shall be final and binding on all persons.

1.4 Applicable Law. The Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that they are not preempted by the laws of the United States of America.

1.5 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural, and words in the plural shall include the singular.

1.6 Notices. Any notice or document required to be given to or filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company at its principal executive offices.

SECTION 2

Participation and Awards

2.1 Participation. The individuals who shall be eligible to receive an Award (as described in Section 2.2) for any calendar year shall be those persons selected by the Committee at any time during such year. Notwithstanding the foregoing, an individual must be in the employ of the Company on December 31 of a calendar year to receive an Award for such year, except that this provision shall not prevent a Participant whose employment with the Company terminates during a calendar year because of his death, disability, or retirement from being eligible, within the discretion of the Committee, for a pro-rata Award based on his actual period of employment during such year. An individual shall be considered a Participant in the Plan upon his designation by the Committee.

2.2 Awards. The amount of an incentive award (the “Award”) for any calendar year shall be determined by the Committee and shall be based upon the performance of the Company, the performance of the Participant’s department (if relevant), and the performance of the Participant; provided, however, that the amount of an Award to any Participant for any calendar year shall not exceed 75 percent of the amount of the actual base salary payable to the Participant by the Company for the calendar year for which the Award is made, exclusive of the Award or any other form of executive compensation, stock option or other fringe benefit. An Award to a Participant for any calendar year shall be paid to or on behalf of the Participant, in cash, as soon as practicable (and in any event by no later than March 15) after the close of the calendar year for which the Award is made except to the extent that a Deferral Request (as described in Section 3.1) is in effect with respect to such year.

SECTION 3

Deferred Awards: Elections

3.1 Deferral Requests.

(a) Generally. Subject to the terms and conditions of the Plan, a Participant may elect to defer the payment of all or any portion of an Award granted to him under the Plan for any calendar year by filing a written request (a “Deferral Request”) with the Committee in such form as it may require. Unless the Participant is a Newly Eligible Participant as provided in subsection (b) below, such Deferral Request must be filed with and accepted by the Committee or its designee by no later than December 31 of the year immediately prior to the year for which such Award is made. A Participant’s Deferral Request for any calendar year shall designate the amount of the Award that shall be deferred and shall become irrevocable as of midnight on the December 31 of the year immediately prior to the year for which the Award is made.

(b) Newly Eligible Participants. A Participant who is selected by the Committee to be a Participant during a calendar year (and who is not already a participant or eligible to participate in any other nonqualified deferred compensation plan that would be aggregated with the Plan pursuant to Code Section 409A) (a “Newly Eligible Participant”) shall be entitled to file a Deferral Request with respect to a pro-rata portion of the Award.

(i) Such a Deferral Request must be submitted to and accepted by the Committee or its designee within 30 days after the date on which the Newly Eligible Participant is initially selected by the Committee to be a Participant during such year. If the Deferral Request is not submitted and accepted within 30 days, the Newly Eligible Participant shall not be permitted to make a Deferral Request with respect to any portion of the Award for such year. A Deferral Request submitted by a Newly Eligible Participant shall designate the amount of the Award that shall be deferred and shall become irrevocable as of midnight on the 30th day following the date on which the Newly Eligible Participant is initially selected by the Committee to be a Participant.

(ii) The amount of the Award that may be deferred pursuant to the Deferral Request by a Newly Eligible Participant shall not be greater than the amount of the Newly Eligible Participant’s Award that is earned after the date on which the Newly Eligible Participant files his or her Deferral Request. The amount of the Newly Eligible Participant’s Award that may be deferred shall be equal to the total amount of the Award for the year multiplied by a fraction, the numerator of which shall equal the number of days from the time the Newly Eligible Participant files the Deferral Request until December 31 of such year, and the denominator of which shall equal the total number of days during such year that the Newly Eligible Participant was an employee of the Company.

3.2 Allocation of Deferred Awards. A Participant shall designate, on his or her Deferral Request for a calendar year, the allocation of his or her Award between the Participant’s Company Stock Account and the General Investment Account.

3.3 Distribution Elections. A Participant shall designate, in accordance with Section 5, the manner in which the Participant’s Award that has been deferred in accordance with Section 3.1, as adjusted for subsequent earnings, losses and other charges and credits, shall be distributed to or for the benefit of the Participant.

SECTION 4

Deferred Awards: Accounts

4.1 Deferred Accounts. Subject to the terms and conditions of the Plan, an Award for any calendar year that is deferred in accordance with Section 3.1 shall be credited, as elected by the Participant in the Deferral Request applicable to such Award, to the Company Stock Account or to the General Investment Account maintained on the Company’s books for the Participant as described in subsections (a) and (b) below. Effective for deferrals of Awards earned in calendar year 2007 and thereafter, a Participant’s election to allocate all or a portion of his or her Award to the Company Stock Account shall be irrevocable and shall be credited to the Participant’s Special Company Stock Account described in Section 4.3 in accordance with the method for crediting Share Units and Dividend Equivalents to the Company Stock Account described in Section 4.1(a).

(a) Company Stock Account. As of the date the Award is declared by the Committee, the Participant shall be credited with the number of share units (and fractions thereof) (“Share Units”) equal to the number of shares (and fractional shares calculated to the nearest one-thousandth (.001) of a share) (“Shares”) of the Company’s common stock that the amount of the Award would purchase based on the average of the opening and closing market prices of such stock on the New York Stock Exchange for the calendar day on which the Award is declared. No less frequently than once in every calendar year the Committee shall, for each dividend payment date declared with respect to the Company’s common stock since the last such determination:

(i) determine the amount of the dividends that would have been paid by the Company on the number of Shares of the Company’s common stock equal to the number of Share Units credited to the Participant on the record date for such dividend (“Dividend Equivalents”); and

(ii) credit the Participant’s Company Stock Account with the number of Share Units equal to the number of Shares of the Company’s common stock that the Dividend Equivalents attributable to such dividend payment date would have purchased based on the closing price of the Company’s common stock on the New York Stock Exchange on such dividend payment date.

Notwithstanding the foregoing provisions of this paragraph (a), in no event shall Shares of the Company’s common stock be earmarked for a Participant’s Account or set aside for the benefit of the Participant by reason of the crediting of Share Units under this paragraph (a).

(b) General Investment Account.

(i) The amount of each Award deferred to the Participant’s General Investment Account shall be deemed to be invested in an investment fund(s) (which may include contracts of insurance) selected by the Participant with the consent of the Committee in the Deferral Request applicable to such Award. The earnings and losses deemed to be attributable to the investment of a Participant’s General Investment Account for any calendar year shall be the earnings and losses that would have been yielded if the Participant’s General Investment Account had been invested in the investment selected by the Participant for the year.

(ii) Effective as of the last day of any calendar quarter (a “GIA Transfer Date”), a Participant may elect to change the selection of his or her General Investment Account investment fund selections. Any change by a Participant in his or her investment fund selections shall apply prospectively as of the GIA Transfer Date to all amounts credited to the Participant’s General Investment Account. Notwithstanding the foregoing provisions of this paragraph (b), nothing in the Plan shall be construed to require the Company to segregate or invest any assets to reflect the Participant’s investment fund selections.

(c) Effective Date Credited Amounts. The amounts credited to a Participant’s Company Stock Account and General Investment Account, if any, on the Effective Date shall be equal to the amount credited to such accounts, respectively, as of December 31, 2004 under the terms of the Plan as in effect on that date.

4.2 Transfers from the Company Stock Account to the General Investment Account for Pre-2007 Deferrals.

(a) Application. This Section 4.2 shall only apply to the portion of a Participant’s Company Stock Account that is attributable to deferrals of Awards earned prior to the 2007 calendar year, including Dividend Equivalents thereon (“Pre-2007 Balance”) reduced by the portion of the Participant’s Company Stock Account Pre-2007 Balance that the Participant has elected to transfer to the Special Company Stock Account pursuant to Section 4.3.

(b) Subject to the limitations of Section 4.2(a), effective as of the last day of any calendar quarter (a “Transfer Date”), a Participant may elect that all or a portion (in increments of 25 percent) of the balance of his Company Stock Account (including any Dividend Equivalents accrued but not yet converted into Share Units as of such date) be transferred to his General Investment Account. For purposes of this Section 4.2(b), the value of a Share Unit credited to a Participant’s Company Stock Account as of any Transfer Date shall be equal to the closing price of one share of the Company’s common stock on the New York Stock Exchange on the last trading day prior to the Transfer Date. Any election under this Section 4.2(b) shall be irrevocable and shall be filed with the Committee in advance of the Transfer Date in accordance with such rules as the Committee may establish.

4.3. Establishment of Special Company Stock Account; One-Time, Irrevocable Election to Transfer Amounts to the Special Company Stock Account for Distribution in Shares.

(a) During calendar year 2006 and ending at 6:00 p.m., Central Time, December 31, 2006, a Participant may elect to make a one-time, irrevocable transfer of all or a portion of the Participant’s Company Stock Account Pre-2007 Balance and General

Account balance to a newly-established sub-account of the Company Stock Account (the “Special Company Stock Account”). The amount so transferred to the Special Company Stock Account shall be credited to the Special Company Stock Account as of December 31, 2006 (the “Special Transfer Date”), and in the case of amounts transferred from the Participant’s General Account, based upon the closing price of one share of the Company’s common stock on the New York Stock Exchange on the last day prior to the Special Transfer Date.

(b) The amount so credited to the Participant’s Special Company Stock Account, including any Dividend Equivalents thereon, shall be held in the Special Company Stock Account until distributed, along with any subsequent additions to the Participant’s Special Company Stock Account, to the Participant in shares of the Company’s common stock in accordance with Section 5.

SECTION 5

Deferred Awards: Payment

5.1 Distributions of Awards Earned Prior to 2005.

(a) The portion of a Participant’s Account that is attributable to Awards earned for calendar years prior to the 2005 calendar year shall be distributed to or for the benefit of the Participant in 10 substantially equal installments commencing in February of the first calendar year following the year in which the Participant has separated from service.

(b) Notwithstanding the method of distribution specified in Section 5.1(a), the Committee may alter the commencement date and period of distribution for the portion of a Participant’s Account that is attributable to Awards earned for calendar years prior to the 2005 calendar year with respect to any Participant if the Committee determines, in its sole discretion, that such change is in the best interest of the Participant after taking into account the Participant’s particular needs and circumstances.

(c) Notwithstanding anything in the Plan to the contrary, the Board of Directors may, in its sole discretion, upon recommendation of the Committee, accelerate the distribution, in whole or in part, of the portion of a Participant’s Account under the Plan that is attributable to Awards earned for calendar years prior to 2005, including a payment made following the death of the Participant pursuant to Section 5.5, if it determines that such acceleration is in the best interest of the Company or Participants.

5.2 Distributions of Awards Earned in 2005 and 2006.

(a) The portion of a Participant’s Account that is attributable to Awards earned for the 2005 and 2006 calendar years and that is payable on or after January 1, 2007 shall be distributed to or for the benefit of the Participant in accordance with the method of payment elected by the Participant for the Award earned for the 2007 calendar year. Payment shall be made (in the case of a single lump sum) or commence (in the case of installments) in February of the first calendar year following the year in which the Participant has separated from service.

(b) If the Participant shall not be deferring or earning an Award for the 2007 calendar year, the Participant may nevertheless elect a method of payment for Awards earned for the 2005 and 2006 calendar years that are payable on or after January 1, 2007 from among the methods of payment provided by Section 5.3. Payment shall be made (in the case of a single lump sum) or commence (in the case of installments) in February of the first calendar year following the year in which the Participant has separated from service. The latest such distribution election submitted to and approved by the Committee on or before December 31, 2006 shall supersede any prior distribution election submitted by the Participant for such Awards. After December 31, 2006, a Participant’s Distribution Election submitted pursuant to this Section 5.2(b) may not be changed.

(c) In the absence of a Participant’s election pursuant to Section 5.2(a) or Section 5.2(b) and for all amounts distributable in the 2005 and 2006 calendar years, the portion of a Participant’s Account that is attributable to Awards earned for the 2005 and 2006 calendar years shall be distributed to or for the benefit of the Participant in 10 substantially equal installments commencing in February of the first calendar following the year in which the Participant has separated from service.

(d) It is intended that the elections provided by Sections 5.2(a) and 5.2(b) qualify as Code Section 409A transition elections pursuant to published IRS guidance.

(e) All Awards distributed pursuant to this Section 5.2 shall be subject to the special delay rule for Specified Employees set forth in Section 5.4.

5.3 Distribution Elections for Awards Earned for 2007 and Subsequent Years. A Participant may elect the method of payment for Awards deferred by the Participant that are attributable to the 2007 calendar year and subsequent years from among the following:

(a) 3, 5 or 10 substantially equal annual installments; or

(b) a single lump sum.

Payment shall be made (in the case of a single lump sum) or commence (in the case of installments) in February of the first calendar year following the year in which the Participant has separated from service.

A Participant’s initial distribution election shall be made in writing, as directed by the Committee, no later than the December 31 prior to the calendar year for which the distribution election shall first apply to an Award (or, in the case of a Newly Eligible Participant, on or before the date on which a Participant’s Deferral Election shall be due), and shall apply to all Awards that are deferred for future calendar years, if any, until the Participant is entitled to make a new distribution election, as provided below.

A Participant shall be entitled to make new written distribution elections in accordance with the following schedule:

In the calendar year in which the Participant attains age:	Applies to Awards deferred for the calendar years in which the Participant attains ages:
50	51-55
55	56-60
60	61-65
65	66-70
70	71-75
75	76 and subsequent years

A Participant shall be deemed to have elected to have his or her Awards for which no elections have been made distributed in the form of 10 substantially equal annual installments.

All Awards distributed pursuant to this Section 5.3 shall be subject to the special delay rule for Specified Employees set forth in Section 5.4.

5.4 Delay for Specified Employees. This Section 5.4 shall only apply to distributions that are attributable to Awards earned in 2005 and subsequent years. Notwithstanding anything in the Plan to the contrary, no payment shall be made to any Participant who is a Specified Employee as of the date of such Participant’s separation from service until the earlier of (i) the date that is six months after the date of the Participant’s separation from service, or (ii) the date of the Participant’s death. Any payment that would otherwise have been made during this period shall instead be aggregated and paid to the Participant (or, in the case of the Participant’s death, his or her beneficiary) in the form of a single lump sum upon the earlier of the dates specified in the preceding sentence. “Specified Employee” for purposes of this Section 5.4 means a Participant who at any time during the applicable determination period required by the Committee was a “key employee” of the Company within the meaning of Code Section 416(i), without regard to subsection (5) thereof.

5.5 Death.

(a) In the event that a Participant dies before full payment of all amounts payable to him or her under the Plan have been made, the balance of such amounts shall be paid to the beneficiary or beneficiaries designated by him in a writing filed with the Committee prior to his or her death, or, if no designation has been made or the designated beneficiary predeceases the Participant, to the estate of the Participant.

(b) Amounts payable in accordance with this Section 5.5 that are (i) attributable to Awards earned for calendar year 2005 and subsequent years, and (ii) distributable on or after January 1, 2007 shall be paid in the form of a single lump sum.

(c) Amounts payable in accordance with this Section 5.5 that are attributable to Awards earned for years prior to the 2005 calendar year shall be paid at the same time and in the same form as which such payments would have been made to the Participant if he had lived or as otherwise provided by the Committee and subject to Section 5.1(c).

(d) Amounts payable in accordance with this Section 5.5 that are (i) attributable to Awards earned for the 2005 and 2006 calendar years, and (ii) distributable prior to January 1, 2007 shall be paid at the same time and in the same form as which such payments would have been made to the Participant had he lived.

(e) A Participant may change his beneficiary designation from time to time and any beneficiary designation form shall be effective only when the signed form is filed with the Committee while the Participant is alive and will cancel all beneficiary designation forms signed earlier.

5.6 Permitted Delays in Payment. Payment of a Participant’s Account attributable to Awards earned in the 2005 calendar year and subsequent years will be delayed under any of the circumstances specified in Sections 5.6(a) through (c) below.

(a) Payments that would violate a Contractual Requirement. Payment of a Participant’s Account will be delayed where the Committee reasonably anticipates that the making of the payment would violate a term of a loan agreement or any other similar contract to which the Company is a party, and such violation would cause material harm to the Company; provided, however, that such payment will be made at the earliest date at which the Committee reasonably anticipates that the making of the payment would not cause such violation, or such violation would not cause material harm to the Company, and provided that the facts and circumstances indicate that the Company entered into such loan agreement or other similar contract for legitimate business reasons, and not to avoid the requirements of Code Section 409A.

(b) Payments that would violate Applicable Law. Payment of a Participant’s Account will be delayed where the Committee reasonably anticipates that the making of the payment would violate Federal securities laws or other applicable law; provided that such payment will be made at the earliest date at which the Committee reasonably anticipates that the making of the payment would not cause such violation. For purposes of this subsection (b), the making of a payment that would cause inclusion in the Participant’s gross income or the application of any penalty or other provision of the Code is not treated as a violation of applicable law.

(c) Other Payments. The Committee shall be permitted to delay a payment of a Participant’s Account upon such other events and conditions as may be prescribed under Code Section 409A and any regulations or other generally applicable official guidance issued thereunder.

5.7 Assets to be Distributed.

(a) Except as provided in Sections 5.7(b) and 5.7(c), all amounts credited to a Participant under the Plan shall be paid in cash.

(b) Distributions of amounts credited to a Participant’s Company Stock Account, may, at the election of the Participant, be paid in the form of cash or Shares of the Company’s common stock, other than amounts credited to the Participant’s Special Company Stock Account that are attributable to (i) deferrals of Awards earned for the 2007 calendar year and subsequent years (including Dividend Equivalents thereon), and (ii) amounts credited to the Participant’s Special Company Stock Account pursuant to the special election described in Section 4.3 (including Dividend Equivalents thereon).

(c) Distribution of amounts credited to the Participant’s Special Company Stock Account that are attributable to (i) deferrals of Awards earned for the 2007 calendar year and subsequent years (including Dividend Equivalents thereon), and (ii) amounts credited to the Participant’s Special Company Stock Account pursuant to the special election described in Section 4.3 (including Dividend Equivalents thereon) shall be paid to the Participant in Shares of the Company’s common stock.

(d) Shares of the Company’s common stock distributed under this Section 5.7 shall consist of treasury shares, and delivery of such shares may be conditioned, if the Company so requires, upon receipt of the Participant’s written representation that the shares are being acquired for investment purposes and without present view to the resale or distribution thereof.

5.8 No Acceleration of Payment. Notwithstanding anything in the Plan to the contrary, the distribution of any portion of Participant’s Account under the Plan attributable to Awards earned in the 2005 calendar year and subsequent years may not be accelerated, whether at the election of a Participant or at the discretion of the Committee or otherwise, except as may be specifically permitted under Code Section 409A and any regulations or generally applicable official guidance issued thereunder.

5.9 Claims Procedures. If a Participant or Participant’s beneficiary (“Claimant”) files a claim for benefits under this Plan, the Board of Directors shall notify the Claimant within 45 days of allowance or denial of the claim, unless the Claimant receives written notice from the Board of Directors prior to the end of the 45-day period stating that special circumstances require an extension (of up to 45 additional days) of the time for decision. The notice of the Board of Director’s decision shall be in writing, sent by mail to Claimant’s last known address, and if a denial of the claim, shall contain the following information: (a) the specific reasons for the denial; (b) specific reference to pertinent provisions of the Plan on which the denial is based; and (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure. A Claimant is entitled to request a review of any denial of his/her claim by the Board of Directors. The request for review must be submitted within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim shall be deemed to be conclusively denied. The Claimant or his or her representatives shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing. The Board of Directors shall render a review decision in writing within 60 days after receipt of a request for a review, provided that, in special circumstances the Board of Directors may extend the time for decision by not more than 60 days upon written notice to the Claimant. The Claimant shall receive written notice of the Board of Director’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

5.10 Withholding. The Company shall have the right to deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such amounts.

5.11 Separation of Service. “Separated from Service” and variations thereof for purposes of this Section 5 and all other sections of the Plan means that the Participant has retired or otherwise terminated employment with the Company for any reason other than death.

SECTION 6

Miscellaneous

6.1 Change in Capitalization. In the event of a stock dividend, stock split, issuance of additional shares, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change affecting the Company’s common stock (“Corporate Change”), the number of Share Units that have been credited to Participants under the Plan shall be automatically adjusted by the Committee to preserve each Participant’s proportionate interest immediately prior to such Corporate Change.

6.2 Nontransferability, Nonassignability. The interest of a Participant under the Plan is not subject to the claims of his creditors, and may not be voluntarily or involuntarily assigned, transferred, alienated, pledged or encumbered.

6.3 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Company, nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan. The crediting of Share Units does not constitute the award of stock, and shall not be construed to give a Participant any rights as a shareholder of the Company.

6.4 Source of Benefits. This Plan is an unfunded plan. The Company shall not be required to establish a trust or otherwise fund its obligations to Participants under the Plan in any way, and amounts payable under the Plan shall be paid solely from the Company’s general assets. The Deferred Awards portions of the Plan are maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore, exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

SECTION 7

Amendment and Termination

7.1 Amendment and Termination. The Board of Directors may from time to time amend the Plan in such respects as it deems advisable and may terminate the Plan at any time; provided, however, that no such amendment or termination shall:

(a) adversely affect any right or obligation with respect to any Award theretofore made under the Plan or cause any amount deferred pursuant to the Plan to be included in gross income or subject to additional tax and interest under Code Section 409A(a)(1); or

(b) operate so as to increase the maximum amount of an Award under the Plan.

In WITNESS WHEREOF, Stepan Company has signed this amended and restated Stepan Company Management Incentive Plan this 29th day of December, 2006.

Stepan Company

By:	/s/ Greg Servatius
Title:	VP - HR